Exhibit 99.1

Atlas Energy Solutions Announces Third Quarter 2025 Results and Suspension of Quarterly Common Stock Dividend

Austin, TX – November 3, 2025 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•
Total revenue of $259.6 million and Adj. EBITDA of $40.2 million.
•
Net cash provided by operating activities of $32.4 million and Adj. Free Cash Flow of $22.0 million
•
Announced suspension of the quarterly dividend
•
Instituted an organizational efficiency initiative targeting $20 million in annualized cost savings
•
Currently well-positioned to exceed 10mm tons down the Dune Express Conveyor System in 2026
•
Actively evaluating rapidly expanding power opportunity set that is approaching 2 gigawatts ("GW") of potential opportunities
•
Targeting more than 400 megawatts ("MW") of power generation capacity deployed by early 2027
•
Placed order with a blue-chip equipment provider for 240 MW of power generation assets with delivery expected in late 2026

Financial Summary

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
	(unaudited, in thousands, except percentages)
Revenue	$259,613	$288,676	$297,591	$304,434
Net income (loss)	$(23,721)	$(5,558)	$1,219	$3,918
Net Income (loss) Margin	(9%)	(2%)	0%	1%
Adjusted EBITDA	$40,186	$70,459	$74,291	$71,051
Adjusted EBITDA Margin	15%	24%	25%	23%
Net cash provided by (used in) operating activities	$32,447	$88,642	$(7,450)	$85,189
Adjusted Free Cash Flow	$21,984	$48,870	$58,758	$58,669
Adjusted Free Cash Flow Margin	8%	17%	20%	19%
(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President & CEO, commented, “Despite an exceptionally weak West Texas completions market, Atlas generated meaningful Adjusted Free Cash Flow, a testament to the strength of our competitive position and cost-advantaged mines and logistics network. These results were achieved despite a challenging third quarter, marked by softer than expected customer demand and higher operating costs at Kermit due to issues with the dredge feed and the wet plant. While market conditions in the Permian completions market are expected to remain challenging, Atlas is well positioned to enhance our market position and generate meaningful Adjusted Free Cash Flow in 2026. In order to maximize our efficiencies and the flow-through to our financial results, we have instituted a company-wide efficiency initiative, targeting $20 million in annualized cost savings. While overall operator activity plans for 2026 remain opaque, we are currently well-positioned to exceed 10 million tons down the Dune Express next year and will have a better grasp of total volumes in the coming months.

Our power business has witnessed a rapid expansion of its commercial opportunity set that is now approaching 2 GW in opportunities for permanent power installations in the commercial and industrial, technology, and data center end markets. Based on our current customer dialogues, we are targeting having more than 400 MW deployed across our business by early 2027 with a majority of that under long-term contracts. In line with this target, we have placed an order for 240 MW of power generation assets with a blue-chip equipment provider. This equipment package will feature units with nameplate capacity of 4 MW, and we expect to take possession of these assets in late 2026 with target commissioning in early 2027. The pace at which these projects have been developing has accelerated dramatically over the past quarter, and I would not be surprised to see our target for deployed power generation increase in short order.”

Bud Brigham, Executive Chairman, said, “Suspending the dividend was a deliberate choice to safeguard our balance sheet’s long-term strength while unlocking the flexibility to capitalize on transformative growth opportunities, especially in our power platform. These prospects have the potential to fundamentally reshape Atlas’s cash flow profile and drive outsized, sustainable value for shareholders.”

Third Quarter 2025 Financial Results

Third quarter 2025 total revenue declined $29.1 million, or 10.1% when compared to the second quarter of 2025, to $259.6 million. Product revenue were lower by $19.5 million, or 15.4% when compared to the second quarter of 2025, to $106.8 million. Third quarter 2025 product revenue volumes were 5.25 million tons, approximately 3.3% less than levels in the second quarter of 2025. Service revenue were down $10.7 million, or 7.3% when compared to the second quarter of 2025, to $135.7 million. Third quarter 2025 rental revenue increased $1.1 million, or 6.9% when compared to second quarter of 2025, to $17.1 million.

Third quarter 2025 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) decreased by $0.7 million, or 0.4% when compared to the second quarter of 2025, to $195.2 million. Cost of sales consisted of $66.3 million of plant operating costs, $117.8 million related to service costs, $6.4 million related to rental costs and $4.7 million in royalties. High cost of sales was mainly driven by higher third-party expenses and activities related to the dredge feed and wet shed at our Kermit facility.

Selling, general and administrative expenses for the third quarter of 2025 increased by $1.9 million when compared to the second quarter of 2025, to $36.3 million.

Net (loss) for the third quarter of 2025 was ($23.7) million, and Adjusted EBITDA for the third quarter of 2025 was $40.2 million.

Liquidity, Capital Expenditures and Other

As of September 30, 2025, the Company’s total liquidity was $128.9 million, which was comprised of $41.3 million in cash and cash equivalents, and $87.6 million of availability under the Company’s 2023 ABL Credit Facility.

Future Guidance

The Company is providing financial guidance for the fourth quarter of 2025. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes a “forward-looking statement” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the fourth quarter of 2025, Adjusted EBITDA is projected to be lower sequentially. Volumes for the Sand & Logistics business are currently forecast to be approximately 4.8 million tons as year-end seasonality is only partially offset by new customer additions and a resumption of completion activity from current customers. Operating expenses per ton is expected to remain temporarily elevated due to lower fixed cost absorption and elevated expenses at our Kermit facility that are expected to normalize by year-end. Contribution from the Power business is expected to be up slightly due to increased unit deployments.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on November 4, 2025 at 7:00am Central Time (8:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will post an updated video at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. (NYSE: AESI) is a leading solutions provider to the energy industry. Atlas’s portfolio of offerings includes oilfield logistics, distributed power systems, and the largest proppant supply network in the Permian Basin. With a focus on leveraging technology, automation, and remote operations to enhance efficiencies, Atlas is centered on a core mission of improving human access to the hydrocarbons that power our lives and, by doing so, maximizing value creation for our shareholders.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to statements regarding: the anticipated financial performance of Atlas following the recent acquisition of Moser Energy Systems (the “Moser Acquisition”), expected growth and opportunities in our power business, expected accretion to Adjusted EBITDA, expectations regarding the leverage and dividend profile and expectations of Atlas, our plans and expectations regarding our stock repurchase program; the expected synergies and efficiencies to be achieved as a result of the Moser Acquisition; expansion and growth of Atlas’s business following the Moser Acquisition, our business strategy, industry, future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: uncertainties as to whether the Moser Acquisition will achieve its anticipated benefits and projected synergies within the expected time period or at all; Atlas’s ability to integrate Moser’s operations in a successful manner and in the expected time period; unforeseen or unknown liabilities, future capital expenditures and potential litigation relating to the Moser Acquisition; unexpected future capital expenditures; our ability to successfully execute our stock repurchase program or implement future stock repurchase programs; commodity price volatility, including volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, including such changes that may be implemented by U.S. and foreign governments; our ability to complete growth projects, on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; the ability of our customers to meet their obligations to us; our ability to maintain effective internal controls; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 25, 2025 and Quarterly Reports on Form 10-Q, filed with the SEC on May 6, 2025 and August 5, 2025, respectively, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024

Product revenue	$106,839	$126,328	$139,645	$145,347
Service revenue	135,643	146,355	150,609	159,087
Rental revenue	17,131	15,993	7,337	—
Total revenue	259,613	288,676	297,591	304,434
Cost of sales (excluding depreciation, depletion and accretion expense)	195,230	195,904	206,063	225,347
Depreciation, depletion and accretion expense	40,619	40,633	37,000	26,069
Gross profit	23,764	52,139	54,528	53,018
Selling, general and administrative expense (including stock-based compensation expense of $9,344, $8,290, $6,518, and $6,289, respectively)	36,322	34,371	34,412	25,463
Credit loss expense	97	4,110	—	—
Amortization expense of acquired intangible assets	5,883	6,465	4,785	3,744
Loss on the disposal of assets	—	—	—	8,574
Operating income (loss)	(18,538)	7,193	15,331	15,237
Interest (expense), net	(15,010)	(14,798)	(12,078)	(11,193)
Other income, net	(3)	370	259	289
Income (loss) before income taxes	(33,551)	(7,235)	3,512	4,333
Income tax expense (benefit)	(9,830)	(1,677)	2,293	415
Net income (loss)	$(23,721)	$(5,558)	$1,219	$3,918

Net income (loss) per common share
Basic	$(0.19)	$(0.04)	$0.01	$0.04
Diluted	$(0.19)	$(0.04)	$0.01	$0.04
Weighted average common shares outstanding
Basic	123,737	123,655	118,245	109,883
Diluted	123,737	123,655	119,747	111,078

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024

Operating activities:
Net income (loss)	$(23,721)	$(5,558)	$1,219	$3,918
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and accretion expense	42,048	41,717	38,264	26,972
Amortization expense of acquired intangible assets	5,883	6,465	4,785	3,744
Amortization of debt discount	1,423	1,399	1,109	1,045
Amortization of deferred financing costs	98	97	106	122
Loss on disposal of assets	—	—	—	8,574
Stock-based compensation	9,344	8,290	6,518	6,289
Deferred income tax	(9,207)	(3,002)	1,379	154
Credit loss expense	97	4,110	—	—
Other	126	(108)	(122)	(906)
Changes in operating assets and liabilities:	6,356	35,232	(60,708)	35,277
Net cash provided by (used in) operating activities	32,447	88,642	(7,450)	85,189

Investing activities:
Purchases of property, plant and equipment	(33,806)	(40,268)	(52,389)	(86,276)
Acquisition, net of cash acquired	(22,658)	—	(181,511)	—
Proceeds from insurance recovery	—	—	5,398	10,000
Net cash used in investing activities	(56,464)	(40,268)	(228,502)	(76,276)

Financing Activities:
Proceeds from equity offering, net of issuance costs	—	—	253,070	—
Proceeds from term loan borrowings	—	—	188,805	(3,039)
Proceeds from ABL credit facility	25,000	—	—	—
Principal payments on term loan borrowings	(4,725)	(4,752)	(4,725)	(4,333)
Payment on ABL credit facility	—	—	(70,000)	—
Payment on Deferred Cash Consideration Note	—	—	(101,252)	—
Payments under finance leases	(941)	(732)	(959)	(863)
Repayment of equipment finance notes	(1,607)	(1,223)	(841)	(1,456)
Repurchases of Common Stock under share repurchase program	—	(200)	—	—
Dividends	(30,940)	(30,906)	(30,435)	(25,271)
Taxes withheld on vesting RSUs	(230)	(426)	(595)	—
Issuance costs associated with debt financing	—	—	(146)	(37)
Net cash provided (used in) by financing activities	(13,443)	(38,239)	232,922	(34,999)
Net increase (decrease) in cash and cash equivalents	(37,460)	10,135	(3,030)	(26,086)
Cash and cash equivalents, beginning of period	78,809	68,674	71,704	104,723
Cash and cash equivalents, end of period	$41,349	$78,809	$68,674	$78,637

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,349	$71,704
Accounts receivable, net	184,625	165,967
Inventories, prepaid expenses and other current assets	71,231	51,747
Total current assets	297,205	289,418
Property, plant and equipment, net	1,560,555	1,486,246
Right-of-use assets	26,627	18,666
Goodwill	156,709	68,999
Intangible assets	189,224	105,867
Other long-term assets	3,152	3,456
Total assets	$2,233,472	$1,972,652
Liabilities and stockholders' equity
Current liabilities:
Accounts payable, including related parties	92,876	119,244
Accrued liabilities and other current liabilities	89,624	80,085
Current portion of long-term debt	38,069	43,736
Total current liabilities	220,569	243,065
Long-term debt, net of discount and deferred financing costs	518,427	466,989
Deferred tax liabilities	228,444	206,872
Other long-term liabilities	42,647	19,170
Total liabilities	1,010,087	936,096
Total stockholders' equity	1,223,385	1,036,556
Total liabilities and stockholders’ equity	$2,233,472	$1,972,652

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our consolidated operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s consolidated operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period over period.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total revenue.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures, reconstruction of previously incurred growth capital expenditures, equipment assets acquired through debt, and asset retirement obligations. Certain prior period equipment assets acquired through debt and asset retirement obligations have been removed from capital expenditures in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period-over-period.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
Net income (loss)	$(23,721)	$(5,558)	$1,219	$3,918
Depreciation, depletion and accretion expense	42,048	41,717	38,264	26,972
Amortization expense of acquired intangible assets	5,883	6,465	4,785	3,744
Interest expense	15,155	14,955	13,046	11,831
Income tax expense (benefit)	(9,830)	(1,677)	2,293	415
EBITDA	$29,535	$55,902	$59,607	$46,880
Stock-based compensation	9,344	8,290	6,518	6,289
Loss on disposal of assets (1)	—	—	—	8,574
Other non-recurring costs (2)	638	4,298	849	6,918
Other acquisition related costs (3)	669	1,969	7,317	2,390
Adjusted EBITDA	$40,186	$70,459	$74,291	$71,051
Maintenance Capital Expenditures (4)	$18,202	$21,589	$15,533	$12,382
Adjusted Free Cash Flow	$21,984	$48,870	$58,758	$58,669

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
Net cash provided by (used in) operating activities	$32,447	$88,642	$(7,450)	$85,189
Current income tax expense (benefit) (4)	(623)	1,325	914	261
Change in operating assets and liabilities	(6,356)	(35,232)	60,708	(35,277)
Cash interest expense (4)	13,634	13,459	11,831	10,664
Maintenance capital expenditures (4)	(18,202)	(21,589)	(15,533)	(12,382)
Credit loss expense	(97)	(4,110)	—	—
Other non-recurring costs (2)	638	4,298	849	6,918
Other acquisition related costs (3)	669	1,969	7,317	2,390
Other	(126)	108	122	906
Adjusted Free Cash Flow	$21,984	$48,870	$58,758	$58,669
Adjusted EBITDA Margin	15%	24%	25%	23%
Adjusted Free Cash Flow Margin	8%	17%	20%	19%
Adjusted Free Cash Flow Conversion	55%	69%	79%	83%
(1)
Represents loss on disposal of one of the Company’s dredge mining assets at its Kermit facility.
(2)
Other non-recurring costs includes costs incurred during our 2025 Term Loan Credit Facility transaction, credit loss expense due to a dispute with a counterparty, reorganization under a new public holding company, temporary loadout, and other infrequent and unusual costs.
(3)
Represents transactions costs incurred in connection with acquisitions, including fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs.
(4)
A reconciliation of these items used to calculate Adjusted Free Cash Flow to comparable GAAP measures is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$33,806	$40,268	$52,389	$86,276
Changes in operating assets and liabilities associated with investing activities, equipment assets acquired through debt, and asset retirement obligations (1)	4,601	34	(13,526)	(5,389)
Less: Equipment assets acquired through debt and asset retirement obligations	(7,955)	(6,154)	(3,374)	(5,780)
Less: Growth capital expenditures and reconstruction of previously incurred growth capital expenditures	(12,250)	(12,559)	(19,956)	(62,725)
Maintenance Capital Expenditures, accrual basis	$18,202	$21,589	$15,533	$12,382

(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented. In addition, this amount includes equipment assets acquired through debt and asset retirement obligations.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
Current tax expense reconciliation:
Income tax expense (benefit)	$(9,830)	$(1,677)	$2,293	$415
Less: deferred tax expense	9,207	3,002	(1,379)	(154)
Current income tax expense (benefit)	$(623)	$1,325	$914	$261

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	September 30, 2024
Cash interest expense reconciliation:
Interest expense, net	$15,010	$14,798	$12,078	$11,193
Less: Amortization of debt discount	(1,423)	(1,399)	(1,109)	(1,045)
Less: Amortization of deferred financing costs	(98)	(97)	(106)	(122)
Less: Interest income	145	157	968	638
Cash interest expense	$13,634	$13,459	$11,831	$10,664